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Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 22, 2002,except for Note A as to which the date is April 15, 2002, accompanying the financial statements included in the Annual Report of Ortec International, Inc. on Form 10-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statements of Ortec International Inc. on Forms S-3 (File No. 333-42850 effective August 23, 2000, File No. 333-46352, effective September 29, 2000, File No. 333-52019, effective May 7, 1998 and File No. 333-80979, effective October 14, 1999) and on Forms S-8 (File No. 333-47671, effective March 10, 1998 and File No. 333-80799, effective June 16, 1999).

GRANT THORNTON LLP

New York, New York
April 15, 2002